Exhibit (d)(2)

SUPPLEMENTAL INDENTURE
between
BLACKBOARD INC.
as Issuer
and
U.S. BANK NATIONAL ASSOCIATION
as Trustee
Dated as of June 20, 2011
3.250% Convertible Senior Notes due July 1, 2027

     This SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of June 20, 2011, is between BLACKBOARD INC., a Delaware corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity and not in its individual capacity, the “Trustee”).
RECITALS OF THE COMPANY
          WHEREAS, the Company and the Trustee entered into an Indenture, dated as of June 20, 2007 (the “Original Indenture”), pursuant to which the Company issued its 3.250% Convertible Senior Notes due July 1, 2027 (the “Securities”);
          WHEREAS, Section 10.01 of the Original Indenture provides that the Company and the Trustee may amend or supplement the Original Indenture without notice to, or consent of, any Securityholder to make any change that would provide any additional rights or benefits to the Holders of Securities or that does not adversely affect in any material respect the legal rights under the Original Indenture of any Securityholder;
          WHEREAS, Section 3.14(a) of the Original Indenture provides that at the option of the Holder, a Holder shall have the right (a “Repurchase Right”) to cause the Company to repurchase on July 1, 2011, July 1, 2017 and July 1, 2022 (each, a “Repurchase Date”) all or a portion of the Securities held by such Holder for cash at the price set forth therein;
          WHEREAS, Section 3.14(a) of the Original Indenture further provides that in order to exercise such option, such Holder must deliver to the Trustee, or to a Paying Agent designated by the Company for such purpose, no later than the Close of Business on the fifth business day prior to the Repurchase Date (the “Repurchase Tender Deadline”), an exercise notice and such Securities with respect to which the Repurchase Right is being exercised, as set forth therein;
          WHEREAS, to provide additional rights and benefits to the Holders of Securities, the Company wishes to extend the Repurchase Tender Deadline to no later than the Close of Business on the second business day prior to the Repurchase Date (which in respect of the Repurchase Date occurring July 1, 2011 will be June 29, 2011).
          WHEREAS, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel to the effect that this Supplemental Indenture is authorized or permitted by the Original Indenture and that all conditions precedent to the effectiveness of this Supplemental Indenture have been satisfied;
          WHEREAS, this Supplemental Indenture is authorized or permitted by the Original Indenture and all conditions precedent to the effectiveness of this Supplemental Indenture have been satisfied, and the Company has requested that the Trustee execute and deliver this Supplemental Indenture;
          NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises set forth herein, and for good and valuable consideration, the parties hereto agree as follows for the equal and ratable benefit of the Holders of the Securities.

ARTICLE I
Definitions
          SECTION 1.1. Definitions. For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, terms defined in the Original Indenture have the same meaning when used in this Supplemental Indenture.
ARTICLE II
Amendment to Original Indenture
          SECTION 2.1. Amendment of Section 3.14(a). The words “fifth business day prior to the Repurchase Date” set forth in the fourth paragraph of Section 3.14(a) of the Original Indenture are hereby deleted in their entirety and replaced with the following (such that, for the avoidance of doubt, the Repurchase Tender Deadline in respect of the July 1, 2011 Repurchase Date shall be June 29, 2011):
     “second Business Day prior to the Repurchase Date”
ARTICLE III
Miscellaneous
          SECTION 3.1. Effectiveness. This Supplemental Indenture shall become effective upon its execution and delivery.
          SECTION 3.2. Successors and Assigns. All covenants and agreements by the Company in the Original Indenture, as supplemented and amended by this Supplemental Indenture, shall bind the Company’s successors and assigns, whether so expressed or not.
          SECTION 3.3. Ratification of Original Indenture. The Original Indenture as supplemented by this Supplemental Indenture is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided.
          SECTION 3.4. Governing Law; Jury Trial Waiver. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
EACH OF THE COMPANY AND THE TRUSTEE HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SUPPLEMENTAL INDENTURE.
          SECTION 3.5. Multiple Counterparts. The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together shall represent the same agreement. This Supplemental Indenture may be executed and delivered by facsimile signature.
* * * *

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

BLACKBOARD INC.

By:	/s/ John E. Kinzer Name: John E. Kinzer
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
/s/ David J. Ganss Name: David J. Ganss
Title: Vice President
Supplemental Indenture
[Blackboard Inc.]